Exhibit 97.1
UNANIMOUS WRITTEN CONSENT OF THE
BOARD OF DIRECTORS OF COMSTOCK INC.

In accordance with Section 78.315 of the Nevada Revised Statutes, the undersigned, being all of the directors of Comstock Inc., a Nevada corporation (the “Corporation”) hereby adopt the following resolutions, as of November 28, 2023.
ADOPTION OF COMPENSATION RECOVERY POLICY
WHEREAS, the New York Stock Exchange has adopted listing standards requiring listed companies, including the Corporation, to adopt by December 1, 2023, a compensation recovery policy that will require the recovery of incentive-based compensation received by certain covered officers in the event of a qualifying financial statement restatement; and
WHEREAS, the Board has been presented with a proposed compensation recovery policy (the “Policy”) consistent with the requirements of the New York Stock Exchange and believes it to be in the best interests of the Corporation and its stockholders to adopt the Policy.
NOW, THEREFORE BE IT RESOLVED, that the Board hereby approves, effective as of the date hereof, the adoption of the Policy in substantially the form presented to the Board as set forth in Exhibit A to these resolutions.
RESOLVED, that the officers of the Corporation, or any one of them, are hereby authorized, empowered, and directed in the name and on behalf of the Corporation to take any action as the officers of the Corporation, or any one of them, may deem necessary, appropriate, or desirable to effect the foregoing resolution; and be it further
RESOLVED, that any and all actions and doings of the officers of the Corporation consistent with the purpose and intent of each of the foregoing resolutions are hereby in all respects authorized, approved, ratified, and confirmed; and be it further
GENERAL RESOLUTIONS
RESOLVED, that (i) this Board hereby adopts such standard forms of resolutions as the officers of the Corporation may deem necessary or appropriate in connection with the matters described herein as if such resolutions were set forth in full herein, (ii) the delivery, acknowledgement, filing or publication of any such resolution shall be conclusive evidence that the officer delivering, acknowledging, filing or publishing such resolution deemed it to be necessary or appropriate and (iii) copies of such resolutions shall be filed in the Corporation’s minute books; and be it further
GENERAL RATIFICATION
RESOLVED, that any and all actions heretofore taken by the officers in furtherance of the matters described in the preceding resolutions be, and hereby are, approved and ratified in all respects; and be it further

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GENERAL AUTHORIZATION
RESOLVED, that the officers be, and hereby are, authorized, in the name and on behalf of the Corporation, to take any and all such actions, to pay any and all such costs, fees and expenses and to execute, deliver, acknowledge, publish and file any and all such agreements, applications, instruments, reports, certificates and other documents as the officers may deem necessary or appropriate to carry out the purposes and intent of the preceding resolutions.

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This Unanimous Written Consent shall be filed with the minutes of the proceedings of the directors.
Directors

/s/ Corrado De Gasperis______
Corrado De Gasperis

/s/ Leo M. Drozdoff_________
Leo M. Drozdoff

/s/ Kevin E. Kreisler_________
Kevin E. Kreisler

/s/ Walter A. Marting________
Walter A. Marting

/s/ William J. Nance_________
William J. Nance

/s/ Mayaguëz J. Salinas_______
Guëz Salinas

/s/ Kristin M. Slanina_________
Kristin M. Slanina

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EXHIBIT A

Comstock Inc. Compensation Recovery Policy Effective November 28, 2023
1.Purpose. The purpose of this Compensation Recovery Policy (this “Policy”) is to describe the circumstances under which Comstock Inc. (the “Company”) is required to recover certain compensation paid to certain employees. Any references in compensation plans, agreements, equity awards or other policies to the Company’s “recoupment,” “clawback” or similarly named policy shall mean this Policy.
2.Requirement to Recover Compensation. In the event that the Company is required to prepare an Accounting Restatement, the Company shall recover reasonably promptly the amount of Erroneously Awarded Compensation.

3.Definitions. For purposes of this Policy, the following terms, when capitalized, shall have the meanings set forth below:
(a)“Accounting Restatement” shall mean any accounting restatement required due to the Company’s material noncompliance with any financial reporting requirement under the securities law, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

(b)“Covered Officer” shall mean the Company’s principal executive officer; president; principal financial officer; principal accounting officer (or if there is no such accounting officer, the controller); any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance); any other officer who performs a significant policy- making function; or any other person who performs similar significant policy- making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries, if any, shall be deemed “Covered Officers” if they perform such policy-making functions for the Company. Identification of an executive officer for purposes of this Policy shall include at a minimum executive officers identified pursuant to Item 401(b) of Regulation S-K.

(c)“Effective Date” shall mean October 2, 2023, the date of adoption of NYSE American Listing Rule 811.

(d)“Erroneously Awarded Compensation” shall mean the excess of (i) the amount of Incentive-Based Compensation Received by a person (A) after beginning service as a Covered Officer, (B) who served as a Covered Officer at any time during the performance period for that Incentive-Based Compensation, (C) while the Company has a class of securities listed on a national securities exchange or a

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national securities association and (D) during the Recovery Period; over (ii) the Recalculated Compensation.

(e)“Incentive-Based Compensation” shall mean any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. A financial reporting measure is a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, regardless of whether such measure is presented within the financial statements or included in a filing with the Securities and Exchange Commission. Each of stock price and total shareholder return is always considered a financial reporting measure. For the avoidance of doubt, incentive- based compensation subject to this Policy does not include stock options, restricted stock, restricted stock units or similar equity-based awards for which the grant is not contingent upon achieving any financial reporting measure performance goal and vesting is contingent solely upon completion of a specified employment period or attaining one or more non-financial reporting measures.
(f)“Recalculated Compensation” shall mean the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts in the Accounting Restatement, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of the Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of the Recalculated Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return, as the case may be, upon which the compensation was Received. The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the national securities exchange or association on which its securities are listed.
(g)Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the financial reporting measure specified in the award of such Incentive-Based Compensation is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
(h)“Recovery Period” shall mean the three completed fiscal years of the Company immediately preceding the date the Company is required to prepare an Accounting Restatement; provided that the Recovery Period shall not begin before the Effective Date. For purposes of determining the Recovery Period, the Company is considered to be “required to prepare an Accounting Restatement” on the earlier to occur of: (i) the date the Company’s Board of Directors, a committee thereof, or the Company’s officer or officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a

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court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement. If the Company changes its fiscal year, then the transition period within or immediately following such three completed fiscal years also shall be included in the Recovery Period, provided that if the transition period between the last day of the Company’s prior fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, then such transition period shall instead be deemed one of the three completed fiscal years and shall not extend the length of the Recovery Period.
4.Exceptions. Notwithstanding anything to the contrary in this Policy, recovery of Erroneously Awarded Compensation will not be required to the extent the Company’s committee of independent directors responsible for executive compensation decisions (or a majority of the independent directors serving on the Company’s board of directors in the absence of such a committee) has made a determination that such recovery would be impracticable and one of the following conditions have been satisfied:
(a)The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation that was Incentive-Based Compensation based on the expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to NYSE American.

(b)Recovery would violate home country law where, with respect to Incentive-Based Compensation, that law was adopted prior to November 28, 2022; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation that was Incentive-Based Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to the national securities exchange or association on which its securities are listed, that recovery would result in such a violation, and must provide such opinion to the exchange or association.
(c)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
5.Manner of Recovery. In addition to any other actions permitted by law or contract, the Company may take any or all of the following actions to recover any Erroneously Awarded Compensation: (a) require the Covered Officer to repay such amount; (b) offset such amount from any other compensation owed by the Company or any of its affiliates to the Covered Officer, regardless of whether the contract or other documentation governing such other compensation specifically permits or specifically prohibits such offsets; and/or (c) subject to Section 4(c), to the extent the Erroneously Awarded Compensation was deferred into a plan of deferred compensation, whether or not

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qualified, forfeit such amount (as well as the earnings on such amounts) from the Covered Officer’s balance in such plan, regardless of whether the plan specifically permits or specifically prohibits such forfeiture. If the Erroneously Awarded Compensation consists of shares of the Company’s common stock, and the Covered Officer still owns such shares, then the Company may satisfy its recovery obligations by requiring the Covered Officer to transfer such shares back to the Company.
6.Other.

(a)This Policy shall be administered and interpreted, and may be amended from time to time, by the Company’s board of directors or any committee to which the board may delegate its authority in its sole discretion in compliance with the applicable listing standards of the national securities exchange or association on which the Company’s securities are listed, and the determinations of the board or such committee shall be binding on all Covered Officers.
(b)The Company shall not indemnify any Covered Officer against the loss of Erroneously Awarded Compensation.

(c)The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable Securities and Exchange Commission filings.

(d)Any right to recovery under this Policy shall be in addition to, and not in lieu of, any other rights of recovery that may be available to the Company.

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